Exhibit 99.1

FOR IMMEDIATE RELEASE

Logan Ridge Finance Corporation Announces

Third Quarter 2024 Financial Results

Reports Solid Results with Net Investment Income of $0.37 Per Share, and Net Asset Value of $32.31 Per Share

Recurring PIK Income as a Percentage of Total Investment Income Declines by Over 200 Basis Points

Exits Largest Equity Investment, Nth Degree Investment Group, LLC (“Nth Degree”)

Declared a Distribution of $0.36 Per Share for the Fourth Quarter of 2024, Which Represents a 9% Increase Compared to the Third

Quarter of 2024

NEW YORK, November 7, 2024 – Logan Ridge Finance Corporation (“Logan Ridge”, “LRFC”, the “Company”, “we”, “us” or “our”) (Nasdaq: LRFC) announced today its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

•	Total Investment Income was $5.1 million for the quarter ended September 30, 2024, as compared to $5.4 million reported for the quarter ended June 30, 2024.

•

Net Investment Income (“NII”) increased to $1.0 million, or $0.37 per share, for the quarter ended September 30, 2024, as compared to $0.8 million or $0.28 per share, for the quarter ended June 30, 2024.

•	Net asset value was $32.31 per share as of September 30, 2024, as compared to $33.13 per share as of June 30, 2024.

•

During the quarter ended September 30, 2024, repurchased 3,697 of its outstanding shares of common stock in open market transactions under the renewed stock repurchase program, at an aggregate cost of approximately $0.1 million.

•

Made approximately $0.9 million of investments and had approximately $19.0 million in repayments and sales of investments, resulting in net repayments and sales of approximately $18.1 million. The high level of repayments and sales was mainly due to the Company’s exit from its largest equity investment, Nth Degree, for $17.5 million in cash, which was approximately $2.0 million above the investment’s previously reported fair value as of June 30, 2024, in exchange for all of the Company’s equity interest in the investment. The exit was completed on September 10, 2024.

•

On August 21, 2024, the Company amended and extended its existing senior secured revolving credit facility with KeyBank National Association. Under the terms of the amendment, the applicable margin during the reinvestment period was reduced from 2.90% per annum to 2.80% per annum, and the applicable margin during the amortization period was reduced from 3.25% per annum to 3.20% per annum. The reinvestment period was also extended from May 2025 to August 2027, and the maturity date was extended from May 2027 to August 2029. Of note, the credit facility continues to provide for borrowings of up to $75.0 million, and an uncommitted accordion feature that allows the Company to borrow up to an additional $125.0 million. Furthermore, under the terms of the amendment, the eligibility requirements, advance rates and concentration limits were revised, creating meaningful additional borrowing capacity for the Company.

Subsequent Events

•	On November 6, 2024, the Company’s Board of Directors approved a fourth quarter distribution of $0.36 per share, payable on November 29, 2024, to stockholders of record as of November 19, 2024.

Management Commentary

Ted Goldthorpe, Chief Executive Officer and President of Logan Ridge, said, “We are pleased to announce another solid quarter of financial performance for Logan Ridge, highlighted by the sale of our largest equity position, Nth Degree, above our prior quarter fair value. This successful exit is a transformational milestone for the Company, as the rotation out of the legacy equity portfolio has been a key component of the turnaround strategy for Logan Ridge since Mount Logan management took over as the Company’s investment adviser in July of 2021. We plan to redeploy the cash proceeds from this transaction into interest earning assets originated by the BC Partners Credit Platform, which we believe will significantly improve the long-term earning power of our portfolio.

Further, the Company’s successful exit of its non-yielding equity interest Nth Degree, solid financial position and the outlook for the long-term earnings power of the portfolio has allowed the Board of Directors to approve a dividend of $0.36 per share for the fourth quarter of 2024, which represents a 9% increase compared to the $0.33 per share distributed in the third quarter of 2024.

Finally, during the third quarter of 2024, we amended and extended our revolving credit facility with KeyBank National Association. The new attractive terms, which reduced the applicable margins and extended the maturity date of both the reinvestment period and maturity date, have reduced our overall cost of capital while creating meaningful additional borrowing capacity to provide us with further financial flexibility.

As we navigate through economic uncertainty and a dynamic interest rate environment, we remain confident in our prudent investment strategy, strong pipeline, and experienced management team. We believe we remain well positioned to continue to deliver positive returns to our shareholders.”

Selected Financial Information

•	Total investment income for the quarter ended September 30, 2024, decreased by $0.1 million, to $5.1 million, compared to $5.2 million for the third quarter of 2023.

•	Total operating expenses for the quarter ended September 30, 2024, increased by $0.2 million, to $4.2 million, compared to $4.0 million for the third quarter of 2023.

•	Net investment income for the quarter ended September 30, 2024, was $1.0 million, or $0.37 per share, compared to $1.2 million, or $0.43 per share, for the third quarter of 2023.

•	Net asset value as of September 30, 2024, was $86.3 million, or $32.31 per share, compared to $88.7 million, or $33.13 per share, as of June 30, 2024.

•	Cash and cash equivalents as of September 30, 2024, were $5.0 million compared to $4.3 million as of June 30, 2024.

•

The investment portfolio as of September 30, 2024, consisted of investments in 59 portfolio companies with an aggregate fair value of approximately $175.6 million. This compares to 61 portfolio companies with an aggregate fair value of approximately $195.6 million as of June 30, 2024.

•

Deployment, in our view, was judicious and prudent during the quarter ended September 30, 2024. During the quarter, the Company made approximately $0.9 million in investments and had $19.0 million in repayments and sales of investments, resulting in net repayments and sales of approximately $18.1 million for the quarter. The high level of repayments and sales during the quarter was largely due to the sale of the Company’s largest equity position, Nth Degree, for $17.5 million.

•

The debt investment portfolio as of September 30, 2024 represented 86.8% of the fair value of the total portfolio, with a weighted average annualized yield of approximately 12.3% (excluding income from non-accruals and collateralized loan obligations), compared to a debt investment portfolio of approximately 80.0% with a weighted average annualized yield of approximately 11.4% (excluding income from non-accruals and collateralized loan obligations) as of June 30, 2024. As of September 30, 2024, 10.6% of the fair value of the debt investment portfolio was bearing a fixed rate of interest, compared to 11.9% of the fair value of the debt investment portfolio as of June 30, 2024.

•

Non-Accruals: As of September 30, 2024, the Company had debt investments in three portfolio companies on non-accrual status with an amortized cost and fair value of $17.2 million and $8.2 million, respectively, representing 8.8% and 4.6% of the investment portfolio’s amortized cost and fair value, respectively. This compares to debt investments in the same three portfolio companies on non-accrual status with an aggregate amortized cost and fair value of $17.2 million and $10.1 million, respectively, representing 8.5% and 5.2% of the investment portfolio’s amortized cost and fair value, respectively, at June 30, 2024.

•	Asset coverage ratio as of September 30, 2024 was 186%.

Results of Operations

Our operating results for the three and nine months ended September 30, 2024 and September 30, 2023 were as follows (dollars in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Total investment income	$5,148	$5,162	$15,521	$15,762
Total expenses	4,153	4,008	12,829	12,496

Net investment income	995	1,154	2,692	3,266
Net realized gain (loss) on investments	11,068	(95)	11,155	(3,963)
Net change in unrealized appreciation (depreciation) on investments	(13,263)	(3,010)	(13,680)	1,336
Net realized gain (loss) on extinguishment of debt	(147)	—	(321)	—

Net increase (decrease) in net assets resulting from operations	$(1,347)	$(1,951)	$(154)	$639

Investment income

The composition of our investment income for the three and nine months ended September 30, 2024 and September 30, 2023 was as follows (dollars in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Interest income	$4,867	$4,765	$14,135	$14,440
Payment-in-kind interest	226	374	1,097	1,157
Dividend income	17	14	51	47
Other income	38	9	238	118

Total investment income	$5,148	$5,162	$15,521	$15,762

Fair Value of Investments

The composition of our investments as of September 30, 2024 and December 31, 2023, at amortized cost and fair value of investments was as follows (dollars in thousands):

September 30, 2024	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$132,601	67.6%	$121,654	69.3%
Second Lien Debt	9,554	4.9%	8,181	4.7%
Subordinated Debt	26,895	13.7%	22,487	12.8%
Collateralized Loan Obligations	1,823	0.9%	1,570	0.9%
Joint Venture	383	0.2%	393	0.2%
Equity	24,864	12.7%	21,295	12.1%

Total	$196,120	100.0%	$175,580	100.0%

December 31, 2023	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$128,537	65.4%	$124,007	65.4%
Second Lien Debt	8,968	4.6%	7,918	4.2%
Subordinated Debt	26,573	13.5%	23,548	12.4%
Collateralized Loan Obligations	1,600	0.8%	1,600	0.8%
Joint Venture	440	0.2%	450	0.2%
Equity	30,400	15.5%	32,135	17.0%

Total	$196,518	100.0%	$189,658	100.0%

Interest Rate Risk

Based on our consolidated statements of assets and liabilities as of September 30, 2024, the following table shows the annual impact on net income (excluding the potential related incentive fee impact) of base rate changes in interest rates (considering interest rate floors for variable rate securities), assuming no changes in our investment and borrowing structure (dollars in thousands):

Basis Point Change	Increase (decrease) in interest income	(Increase) decrease in interest expense	Increase (decrease) in net income
Up 300 basis points	$4,361	$(1,192)	$3,169
Up 200 basis points	2,907	(795)	2,112
Up 100 basis points	1,454	(397)	1,057
Down 100 basis points	(1,454)	397	(1,057)
Down 200 basis points	(2,875)	795	(2,080)
Down 300 basis points	(4,190)	1,192	(2,998)

Conference Call and Webcast

We will hold a conference call on Tuesday, November 12, 2024, at 11:00 a.m. Eastern Time to discuss the third quarter 2024 financial results. Stockholders, prospective stockholders, and analysts are welcome to listen to the call or attend the webcast.

To access the conference call, please dial (646) 307-1963 approximately 10 minutes prior to the start of the call and use the conference ID 1567736.

A replay of this conference call will be available shortly after the live call through November 19, 2024.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.loganridgefinance.com in the Investor Resources section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/qktrwywh. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle-market companies. The Company invests in performing, well-established middle-market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit www.loganridgefinance.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. (“MLC”) is an alternative asset management company that is focused on public and private debt securities in the North American market. MLC seeks to source and actively manage loans and other debt-like securities with credit-oriented characteristics. MLC actively sources, evaluates, underwrites, manages, monitors, and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For additional information, contact:

Logan Ridge Finance Corporation

650 Madison Avenue, 3rd Floor

New York, NY 10022

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

Lena Cati

The Equity Group Inc.

lcati@equityny.com

(212) 836-9611

Val Ferraro

The Equity Group Inc.

vferraro@equityny.com

(212) 836-9633

Logan Ridge Finance Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of September 30, 2024	As of December 31, 2023
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $162,631 and $170,972, respectively)	$148,270	$161,880
Affiliate investments (amortized cost of $33,489 and $25,546, respectively)	27,310	27,778

Total investments at fair value (amortized cost of $196,120 and $196,518, respectively)	175,580	189,658
Cash and cash equivalents	5,040	3,893
Interest and dividend receivable	2,800	1,374
Prepaid expenses	1,865	2,163
Receivable for unsettled trades	1,084	—
Other assets	344	—

Total assets	$186,713	$197,088

LIABILITIES
2026 Notes (net of deferred financing costs and original issue discount of $786 and $1,057, respectively)	$49,214	$48,943
2032 Convertible Notes (net of deferred financing costs and original issue discount of $606 and $999, respectively)	9,394	14,001
KeyBank Credit Facility (net of deferred financing costs of $1,209 and $982, respectively)	37,882	38,571
Management and incentive fees payable	860	869
Interest and financing fees payable	1,610	949
Accounts payable and accrued expenses	1,409	833
Payable for unsettled trades	—	3,747

Total liabilities	$100,369	$107,913

Commitments and contingencies
NET ASSETS
Common stock, par value $0.01, 100,000,000 shares of common stock authorized, 2,672,433 and 2,674,698 shares of common stock issued and outstanding, respectively	$27	$27
Capital in excess of par value	188,350	188,405
Total distributable loss	(102,033)	(99,257)

Total net assets	$86,344	$89,175

Total liabilities and net assets	$186,713	$197,088

Net asset value per share	$32.31	$33.34

Logan Ridge Finance Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
INVESTMENT INCOME
Interest income:
Non-control/non-affiliate investments	$4,649	$4,650	$13,602	$14,027
Affiliate investments	218	115	533	413

Total interest income	4,867	4,765	14,135	14,440

Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	95	325	744	1,012 (1)
Affiliate investments	131	49	353	145

Total payment-in-kind interest and dividend income	226	374	1,097	1,157

Dividend income:
Affiliate investments	17	14	51	47

Total dividend income	17	14	51	47

Other income:
Non-control/non-affiliate investments	38	8	84	117
Affiliate investments	—	1	154	1

Total other income	38	9	238	118

Total investment income	5,148	5,162	15,521	15,762

EXPENSES
Interest and financing expenses	2,163	2,080	6,473	6,385
Base management fee	860	913	2,662	2,789
Directors’ expense	115	135	440	405
Administrative service fees	220	198	676	679
General and administrative expenses	795	682	2,578	2,238

Total expenses	4,153	4,008	12,829	12,496

NET INVESTMENT INCOME	995	1,154	2,692	3,266

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	(330)	(95)	(243)	(3,963)
Affiliate investments	11,398	—	11,398	—

Net realized gain (loss) on investments	11,068	(95)	11,155	(3,963)

Net change in unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(3,362)	(2,356)	(7,033)	(3,096)
Affiliate investments	(9,901)	(654)	(6,647)	4,432

Net change in unrealized appreciation (depreciation) on investments	(13,263)	(3,010)	(13,680)	1,336

Total net realized and change in unrealized gain (loss) on investments	(2,195)	(3,105)	(2,525)	(2,627)

Net realized loss on extinguishment of debt	(147)	—	(321)	—

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(1,347)	$(1,951)	$(154)	$639

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC & DILUTED	$(0.50)	$(0.73)	$(0.06)	$0.24
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC & DILUTED	2,675,636	2,688,826	2,676,666	2,701,133
DISTRIBUTIONS PAID PER SHARE	$0.33	$0.26	$0.98	$0.66

(1)	During the nine months ended September 30, 2023, the Company received $0.2 million of non-recurring income that was paid-in-kind and included in this financial statement line item.